Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 33-40441, 33-55264, 33-84736, 333-1040, 333-31021, 333-82459, 333-66656, 333-105205, 333-112164, 333-126703 and 333-135000) and on Form S-4 (Nos. 333-650, 33-95896 and 333-87554) of Manpower Inc. of our report dated February 16, 2005, except as to Notes 1, 2 and 15 which are as of February 9, 2007, relating to the financial statements which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 16, 2005, except as to Notes 1, 2 and 15 which are as of February 9, 2007, relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

February 26, 2007